Exhibit 10.2

OMNIBUS AMENDMENT TO

EXECUTIVE EMPLOYMENT AGREEMENTS

THIS OMNIBUS AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENTS (the “Amendment”), is made effective this 6th day of January 2017 (the “Amendment Effective Date”), by and between EACH INDIVIDUAL LISTED ON THE SIGNATURE PAGE hereto (individually, an “Executive” and, collectively, the “Executives”),  and TREVENA, INC., a Delaware corporation (the “Company”).  Company and the Executives collectively are referred to as the “Parties.”

BACKGROUND

WHEREAS, Executives Roberto Cuca, Michael Lark, David Soergel and John M. Limongelli, are each a party to certain Executive Employment Agreements with the Company dated January 31, 2014, January 31, 2014, January 31, 2014 and May 12, 2014, respectively, (each as amended by that Omnibus Amendment to Executive Employment Agreements dated May 4, 2015) and Executives Carrie L. Bourdow and Yacoub Habib are each a party to certain Executive Employment Agreements dated March 24, 2015 and July 9, 2015 (as amended January 6, 2016), respectively (each, an “Employment Agreement”); and

WHEREAS, the Company and each Executive desire to amend his or her respective Employment Agreement as provided herein.

NOW, THEREFORE, in consideration of the promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and each Executive with respect to his or her Employment Agreement hereto agree as follows:

(1)           Terms not otherwise defined herein shall have the meanings ascribed to them in each Employment Agreement.

(2)           The following sections of each Employment Agreement hereby are deleted in their entirety and replaced with the following:

7.(a)(i)                    an amount equal to twelve (12) months of Executive’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(a)(iii)                  if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) twelve (12) months from the effective date of such termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period;

7.(b)(i)                    an amount equal to fifteen (15) months of Executive’s annualized Base Salary in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(b)(iii)                  an amount equal to fifteen (15) months of Executive’s annual Target Bonus in effect at the time of termination, payable in equal installments on the Company’s regularly scheduled payroll dates beginning with the first payroll date following the effective date of the Release and Waiver;

7.(b)(iv)                  if Executive timely elects continued coverage under COBRA for Executive and Executive’s covered dependents under the Company’s group health plans following such termination of employment, the Company will pay the COBRA premiums necessary to continue Executive’s health insurance coverage in effect for Executive and Executive’s eligible dependents on the termination date, as and when due to the insurance carrier or COBRA administrator (as applicable), until the earliest of (A) fifteen (15) months from the effective date of such termination, (B) the expiration of Executive’s eligibility for the continuation coverage under COBRA, or (C) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including but not limited to the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings (such amount, the “Special Severance Payment”), for the remainder of the COBRA Payment Period; and

9.(c)                        Good Reason.  For purposes of this Agreement, a resignation for “Good Reason” is defined as the resignation by Executive within thirty (30) days following the end of the Cure Period (defined below), if any of the following events occur without Executive’s express written consent:  (i) the Company reduces the amount of the Base Salary, other than pursuant to a reduction that also is applied to substantially all other executives of the Company, (ii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company hereunder, (iii) the Company materially reduces Executive’s core functions, duties or responsibilities in a manner that constitutes a demotion, or (iv) any change of Executive’s principal office location to a location more than thirty (30) miles from the Company’s office at 1018 West 8th Avenue, King of Prussia, PA; provided, however, that Executive must provide written notice to the Company of the condition that could constitute “Good Reason” within thirty (30) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days of such written notice (the “Cure Period”).

(3)           The Parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the intent of this Amendment.

(4)           This Amendment together with each respective Employment Agreement constitute the complete agreement of the Company and each Executive hereto with respect to the subject matters referred to herein and supersedes all prior or contemporaneous negotiations, promises, covenants, agreements or representations of every nature whatsoever with respect thereto.  This Amendment cannot be amended, modified or supplemented with respect to any Executive except by an instrument in writing executed by the Company and such Executive.

(5)           The terms of this Amendment shall be binding upon, and shall inure to the benefit of the Executives, the Company and their respective successors and assigns.   Except as provided in this Amendment, all other terms and conditions contained in each Employment Agreement shall remain unchanged and in full force and effect.

(6)           This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one and the same instrument.  Each Executive is executing this Amendment with respect to his respective Employment Agreement only and not with respect to any other Executive’s Employment Agreement.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, each Party has executed this Amendment, in the case of the Company by its duly authorized officer, as of the Amendment Effective Date.

COMPANY:

TREVENA, INC.

By:	/s/ Maxine Gowen
Name: Maxine Gowen
Title: President and Chief Executive Officer

EXECUTIVES:

/s/ Carrie L. Bourdow
Carrie L. Bourdow

/s/ Roberto Cuca
Roberto Cuca

/s/ Yacoub Habib
Yacoub Habib

/s/ Michael Lark
Michael Lark

/s/ John M. Limongelli
John M. Limongelli

/s/ David Soergel
David Soergel